EXHIBIT 99.1

FOR RELEASE AT 6:00 A.M. EDT ON TUESDAY, NOVEMBER 13, 2007

KODIAK OIL & GAS CORP. ANNOUNCES EARLY RESULTS FOR THE HB UNIT #5-3 AND ITS
ATTENDANCE AT THE HOUSTON ENERGY FINANCIAL FORUM

DENVER - November 13, 2007 (PRNewswire) - Kodiak Oil & Gas Corp. (AMEX: KOG), an oil and gas exploration and production company with assets in the Green River Basin of Wyoming and the Williston Basin of North Dakota and Montana, today provided early results for the HB Unit #5-3 in the Vermillion Basin in Wyoming.

Following fracture stimulation of the final three stages in the Baxter shale on November 9th and 10th, the initial twenty-four hour flowback rate was estimated at 3.0 million cubic feet (MMcf) of natural gas. This flowback rate was with a 16/64” choke with 3,500 psia of flowing casing pressure. Subsequently, the choke was opened to a 24/64” and the natural gas flowback rate was calculated to be 5.0 MMcf on a twenty-four hour basis with 2,300 psia of flowing casing pressure. The well, which Kodiak operates and has an 80% working interest in, reached a total depth of 13,533 feet in late July 2007. The Company intends to continue flowing back fracturing fluid and cleaning up the well and will then drill out the flow-through frac plugs and run tubing for further testing. The HB Unit #5-3 was drilled to evaluate the potential of the Baxter shale and the Frontier sandstone on the western edge of Kodiak’s prospective producing area, and is approximately 6 miles from the closest producing well.

Separately, Kodiak announced its participation in the Houston Energy Financial Forum in Houston on Tuesday, November 13, 2007. Kodiak’s CEO and President, Lynn Peterson, will address conference attendees at 12:20 PM EDT. The presentation will be available via webcast at www.kodiakog.com or by logging onto http://www.iian.ibeam.com/events/penn001/24543/.

About Kodiak Oil & Gas Corp.

Kodiak Oil & Gas, headquartered in Denver, is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. For further information, please visit www.kodiakog.com. The common shares of the Company are listed for trading on the American Stock Exchange “KOG.”

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Ms. Tommye Barnett, EnerCom, Inc. +1-303-296-8834